Exhibit 99.1

Michael P. Donovan
FOR IMMEDIATE RELEASE	MDonovan@HealthExtras.com
HealthExtras, Inc.
301-548-2900

HEALTHEXTRAS REPORTS RECORD SECOND QUARTER RESULTS, RAISES 2004 GUIDANCE AND

ANNOUNCES THREE-YEAR CONTRACT EXTENSION FOR STATE OF NEVADA EMPLOYEES

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Revenues Up 21% and Net Income Up 86% Over Prior Year

ROCKVILLE, MD, July 28, 2004 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the second quarter ended June 30, 2004.

Second Quarter Highlights

•	Net income for the second quarter 2004 was $4.1 million or $0.11 per share, a 86% increase over second quarter 2003 earnings of $2.2 million or $0.07 per share.

•	Revenues for the second quarter 2004 totaled $114.2 million, a 21% increase over second quarter 2003 revenues of $94.1 million.

•	Over 2.6 million prescriptions were processed during the quarter and total earnings before interest, taxes, depreciation, and amortization (EBITDA) were $7.4 million.

•	Current year earnings should be at least $0.45 per share on a diluted basis.

“We are pleased with the Company’s second quarter financial results,” said David T. Blair, Chief Executive Officer of HealthExtras. “In addition to the strong financial performance, during the quarter the Company successfully implemented the State of Louisiana contract and acquired Managed Healthcare Systems.” Mr. Blair added, “The Company is now on a run rate approaching $600 million in annualized revenues which reflects a 65% increase over this time last year.”

Operating income for the six months ended June 30, 2004 increased to $10.3 million, a 49% increase over the $6.9 million from the same period in 2003. The current quarter results include the post-award contractual and operational expenses related to the successful implementation of the State of Louisiana contract and the benefit of a previously disclosed legal settlement. “The second quarter was a milestone in many respects, in addition to key client additions and a strategic acquisition, the Company committed significant resources to sales and marketing efforts which should position the Company for sustained growth in 2005.” stated Mr. Blair. The Company now forecasts revenues for the full year to exceed $510 million and expects to report net income of at least $16.4 million.

In addition to previously disclosed business developments for the quarter, the Company recently executed a three-year extension of its contract which covers the State of Nevada employees. This extension, in conjunction with the July 1 implementation of the State of Louisiana contract, serves to solidify the Company’s position as a leading provider of PBM services to public sector clients. HealthExtras also closed its acquisition of Managed Healthcare Systems, a provider of pharmacy benefit management services based in Oakland Park, FL. This acquisition enables HealthExtras to offer a comprehensive set of group and workers’ compensation prescription benefit programs to self-funded employers, third party administrators, and local government agencies.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members and the Company’s clients include managed care organizations, large employer groups, unions, government agencies and individual consumers. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, mail order services, benefit design consultation, drug utilization review, formulary management and drug data analysis services. Additionally, the Company operates a national retail pharmacy network with over 53,000 participating pharmacies.

This press release contains forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission

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Financial statements follow:

HealthExtras, Inc.

Balance Sheet Information

(In thousands)

June 30, 2004
Assets

Current assets:
Cash and cash equivalents	$38,677
Accounts receivable, net of allowance for doubtful accounts of $1,129	51,451
Inventory	398
Deferred charges:
Direct	1,514
Marketing and promotion	510
Other current assets	2,262

Total current assets	94,812

Fixed assets, net	2,237
Intangible assets, net of accumulated amortization of $1,853	22,776
Goodwill	69,354
Restricted cash	1,000
Other assets	568

Total assets	$190,747

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$50,457
Income tax payable	1,279
Accrued expenses and other current liabilities	4,197
Deferred income taxes	130
Note payable	5,000
Deferred revenue	5,169

Total current liabilities	66,232

Deferred income taxes	3,602
Notes payable	39,338

Total liabilities	109,172

Stockholders’ equity:
Common stock	334
Additional paid-in capital	74,604
Retained earnings	6,637

Total stockholders’ equity	81,575

Total liabilities and stockholders’ equity	$190,747

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HealthExtras, Inc.

Income Statement

(In thousands, except per share data)

	For the quarter ended June 30, 2003	For the quarter ended June 30, 2004
Revenue	$94,115	$114,201

Direct expenses	83,863	101,280
Selling, general & administrative expenses	6,493	8,186

Total operating expenses	90,356	109,466

Operating income	3,759	4,735

Interest expense, net	114	94
Other income	—	1,977

Income before tax	3,645	6,618

Income tax provision	1,407	2,495

Net income	$2,238	$4,123

EPS - basic	$0.07	$0.12
EPS - diluted	$0.07	$0.11

Weighted average common shares, basic	32,403	33,167

Weighted average common shares, diluted	33,280	36,706

Adjusting items for EBITDA:
Net income	$2,238	$4,123
Depreciation and amortization	584	732
Interest expense, net	114	94
Income tax provision	1,407	2,495

EBITDA	$4,343	$7,444

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